March 5, 2008
Mr. Guy Nissenson
Xfone, Inc.
2506 Lakeland Drive
Jackson, MS 39232
United States

Fees Due to Oberon Securities, LLC from Xfone, Inc. in connection with services provided in conjunction with the acquisition of NTS Communications, Inc.

Dear Mr. Nissenson:

Reference is made to that certain Financial Consulting Agreement by and among Xfone, Inc. ("Xfone") and The Oberon Group, LLC, dated February 12, 2004 (as amended, modified, supplemented, assigned and/or novated from time to time, including but not limited to the modification made on October 9, 2007, the “February 12, 2004 Agreement”).

This letter serves as a negotiated agreement of all fees due to Oberon Securities, LLC (“Oberon Securities”) in conjunction with the acquisition of NTS Communications, Inc., including the associated financing (but excluding all current and past due retainer payments).

The following reflects the agreement between the parties with respect to total and final consideration due to Oberon Securities pursuant to the February 12, 2004 Agreement and subsequent negotiations between the parties for said services / transactions: $1,200,000 in cash which shall be paid by Xfone to Oberon Securities as follows: (i) $400,000 no later than March 7, 2008 (ii) $400,000 no later than May 1, 2008 and (iii) $400,000 no later than July 1, 2008.

I look forward to continuing to work with Xfone on its financing and M&A needs.

Best regards,

/s/ Adam Breslawsky
Adam Breslawsky

Agreed to by:

/s/ Guy Nissenson
Guy Nissenson
Xfone, Inc.
President and
Chief Executive Officer